SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]     Preliminary  Proxy  Statement

[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[ ]     Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12


                          CT HOLDINGS ENTERPRISES, INC.
           ----------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)     Title of each class of securities to which transaction applies:
        (2)     Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)     Proposed maximum aggregate value of transaction:
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[ ]     Fee  paid  previously  with  preliminary  materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)     Amount Previously Paid:
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
CT Holdings Enterprises, Inc.
Two Lincoln Centre, Suite 1600
5420 LBJ Freeway
Dallas, Texas 75240
214-520-9292

                          CT HOLDINGS ENTERPRISES, INC.

January [__], 2007


Dear Stockholder:


We will hold a Special Meeting of Stockholders on Friday, February 2, 2007 at 9:00 a.m., Dallas time, at the Company's offices at Two Lincoln Centre, Suite 1600, 5420 LBJ Freeway, Dallas, Texas. The business to be conducted at the meeting is to vote on a proposal to effect a reverse stock split on a one for seventy basis. Details are more fully described in the accompanying Notice of Special Meeting of Stockholders and in the Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. Instructions in the proxy card will tell you how to vote by returning your proxy card, or over the Internet or by telephone if available. The proxy statement explains more about proxy voting. Please read it carefully.

Thank you for your continued support of our company.

Sincerely,

     /s/ Steven B. Solomon

     Steven B. Solomon

     Chairman of the Board of Directors,
     President and Chief Executive Officer

                          CT HOLDINGS ENTERPRISES, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:     Friday, February 2, 2007

Time:     9:00 a.m. Dallas time (registration will begin at 8:30 a.m.)

Place:    Two Lincoln Centre, Suite 1600
          5420 LBJ Freeway
          Dallas, Texas


At the meeting you will be asked to:

1. Authorize an amendment of the Company's Certificate of Incorporation to combine shares of the Company's common stock to effect a one for 70 reverse stock split, if finally approved by the Company's board of directors.


2. Consider any other matters that may properly be brought before the meeting.


By order of the Board of Directors,

/s/Steven B. Solomon

Steven B. Solomon

Chairman of the Board of Directors,
President and Chief Executive Officer and Secretary


Dallas, Texas

January [__], 2007

PLEASE VOTE BY TELEPHONE OR BY USING THE INTERNET, IF AVAILABLE, AS INSTRUCTED IN THE PROXY CARD, OR COMPLETE, SIGN AND DATE THE PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                 PROXY STATEMENT

        SPECIAL MEETING OF STOCKHOLDERS OF CT HOLDINGS ENTERPRISES, INC.
                         TO BE HELD ON FEBRUARY 2, 2007
(SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CT HOLDINGS ENTERPRISES, INC.)

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     Your vote is very important. For this reason, our Board of Directors (the "BOARD") is requesting that you permit your common stock to be represented at the Special Meeting of Stockholders (the "SPECIAL MEETING" or "meeting") by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     This proxy statement and proxy card were mailed to stockholders by CT Holdings beginning on or about January [__], 2007. CT Holdings' principal executive offices are located at Two Lincoln Centre, Suite 1600, 5420 LBJ Freeway, Dallas, Texas 75240. CT Holdings' main telephone number is (214) 520-9292. In this proxy statement CT Holdings Enterprises, Inc. is referred to as the "COMPANY," "CT HOLDINGS" and "WE", "OUR" and "US".


                      GENERAL INFORMATION ABOUT THE MEETING

WHO MAY VOTE

     You may vote your CT Holdings common stock if our records show that you owned your shares on January 11, 2007. At the close of business on January 11, 2007, there were 58,545,928 shares of CT Holdings common stock outstanding and eligible to vote. You may cast one vote for each share of common stock held by you on all matters presented. Please see "VOTE REQUIRED" at the end of each Proposal below for further explanation.

VOTING YOUR PROXY

     Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. Instructions for voting by telephone, by using the Internet, if available, or by mail are on your proxy card. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that properly come before the meeting.

     If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker "non-vote" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Special Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions on how to vote from the beneficial owner.

     The affirmative vote of a majority of the shares outstanding and entitled to vote as of the Record Date is required to approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "CERTIFICATE") which would effect a reverse stock split on a one for seventy basis and to authorize the Company's Board of Directors to select and file such amendment which would effect the reverse stock split (Proposal 1). Abstentions are deemed to be "votes cast," and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on this proposal, though we must obtain a majority of shares outstanding on the Record Date in favor of the proposal for its approval.

VOTES NEEDED TO HOLD THE MEETING

     The Special Meeting will be held if a majority of CT Holdings' outstanding shares on the record date entitled to vote is represented at the meeting. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting, if you:

     -  are present and vote in person at the meeting; or
     - have properly submitted a proxy card or voted by telephone or by using the Internet, if available.

MATTERS TO BE VOTED ON AT THE MEETING

     The following proposals will be presented for your consideration at the meeting:

     1. Authorization of an amendment of the Company's Certificate of Incorporation to combine shares of the Company's common stock to effect a reverse stock split on a one for seventy basis, if finally approved by the Company's board of directors, and
     2. Any other matters that may properly be brought before the meeting.

COST OF THIS PROXY SOLICITATION

     We will pay the costs of the solicitation of proxies. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

ATTENDING THE MEETING

     You may vote shares held directly in your name in person at the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

CHANGING YOUR VOTE

     You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy submitted prior to the meeting will be counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See also "GENERAL INFORMATION ABOUT THE MEETING-VOTING YOUR PROXY" above for further instructions.

VOTING RECOMMENDATIONS

     Our Board recommends that you vote "FOR" the proposed reverse stock split (if implemented).

INTERESTS OF CERTAIN PERSONS IN CONNECTION WITH THE REVERSE SPLIT (SEE PAGE 11)

     When considering the recommendation of our board of directors, you should be aware that Steven B. Solomon, our CEO, Thomas Oxley, a 5% stockholder, and CITN Investment Inc. (which is owned 50% by each of Mr. Solomon, our CEO, and Lawrence Lacerte, a 5% stockholder) ("CII"), have interests in the reverse stock split other than their interests as CT Holdings stockholders generally. These interests arise under some of our existing agreements which require us to issue additional shares of common stock to them that would be in excess of the amount of authorized shares of common stock that we currently have. After the reverse stock split, if it is approved by our stockholders, we will issue these additional shares and CII may exercise its options, which could result in a change of control. These interests may be different from, or in conflict with, your interests as a CT Holdings stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the reverse stock split.

     These interests include, for Mr. Solomon:

            - Mr. Solomon owns fully vested options to purchase 2,000,000 shares of Common Stock at an exercise price of $0.20 per share, which if exercised, could not be issued due to an insufficient number of available authorized shares. Following the reverse split, Mr. Solomon would own fully vested options to purchase 28,571 shares of Common Stock at an exercise price of $14.00 per share.

            - Mr. Solomon has the right to 6,000,000 shares of CT Holdings Common Stock that were issuable in February 2004 when Mr. Solomon exercised his right to exchange 5,000,000 (pre 1:1,000 reverse stock split) shares of Parago common stock. Since the issuance of all 6,000,000 shares would have caused the number of shares outstanding to exceed our authorized shares of 60,000,000, Mr. Solomon waived his right to these shares until such time as the shares become authorized. Following the reverse split, Mr. Solomon would be entitled to receive 85,714 shares of our Common Stock as a result of this transaction.

     These interests also include, for CITN Investment Inc. (which is owned 50% by each of Mr. Solomon, our CEO, and Lawrence Lacerte, a 5% stockholder):

            - CITN Investment owns fully vested options to purchase 51% of the shares of Common Stock (approximately 71,000,000 pre-split shares) at an exercise price equal to the par value of the shares. This option was granted in connection with the settlement of a demand note that was in default, and the option expires on the earlier of (a) 60 days after the approval of the reverse split or an increase in our authorized capital that would permit the exercise of the option or (b) May 18, 2011. Voting and investment power with respect to the shares, if acquired, are held by Messrs. Solomon and Lacerte. Following the reverse split, CII would own an option to purchase 51% of the fully diluted shares of our Common Stock (approximately 1,014,285 shares) at an exercise price equal to the par value per share.

     These interests also include, for Mr. Oxley, a 5% stockholder:

            - We have agreed to issue 2,700,000 shares of Common Stock at such time as they become authorized or additional capital stock is available, whether by means of an increase to our authorized common stock or by the reverse stock split. During the first quarter of 2003, Mr. Oxley converted a $600,000 note convertible note payable into 2,700,000 shares of Common Stock of the Company. Since the issuance of all 2,700,000 would have caused the number of shares outstanding to exceed our authorized number of shares (60,000,000), Mr. Oxley had waived his right to these shares until such time as the shares were available. Following the reverse split, Mr. Oxley would be entitled to receive 38,571 shares of our Common Stock as a result of this transaction.

VOTING RESULTS

     The preliminary voting results will be announced at the meeting. The final voting results will be tallied by our Transfer Agent and Inspector of Elections and published in our quarterly report on Form 10-QSB for the fiscal quarter ending March 31, 2007.

DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS SHARING AN ADDRESS

     To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one CT Holdings stock account, we are delivering only one set of the proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders.

HOW TO OBTAIN A SEPARATE SET OF VOTING MATERIALS

     If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling us at: (214) 520-9292 or by writing us at: CT Holdings Enterprises, Inc., Two Lincoln Centre, Suite 1600, 5420 LBJ Freeway, Dallas, Texas 75240; Attn:
Investor Relations.

PLEASE SEE THE ATTACHED EXHIBITS

     The proposed amendment to our certificate of incorporation is attached to this proxy statement as Exhibit A. If the board of directors elects to implement the approved amendment, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio of one for 70. The par value of the common stock would remain unchanged at $0.01 per share. The amendment would not change the number of authorized shares of common stock. The reverse stock split would become effective upon filing the amendment with the Delaware Secretary of State. The board of directors may elect not to implement the approved reverse stock split at its sole discretion, even if the proposed amendment is approved by our stockholders.

GENERAL

     It is important that you return your proxy promptly and that your shares are represented at the Meeting. You are urged to sign, date and promptly return the enclosed proxy in the enclosed envelope.

     The Company reserves the right, upon notice to stockholders, to abandon or modify the proposed Amendment at any time prior to the filing of the Amendment upon direction of the board of directors.

     As of January 11, 2007, there were approximately 762 holders of record of common stock.

     INFORMATION ABOUT THE COMPANY'S CAPITALIZATION

     The Proposal submitted to the Company's stockholders and described in this proxy statement pertains to the structure of the Company's capital stock.

     The Company's equity capitalization as of January 11, 2007 consists of the following:

       - 60,000,000 authorized shares of common stock, of which 58,545,928 are issued and outstanding;

       - 1,000,000 authorized shares of preferred stock, of which none are issued and outstanding; and

       - 2,750,000 shares of common stock reserved for issuance pursuant to the exercise of options issued to employees and consultants; and

       - 71,000,000 shares of common stock reserved for issuance pursuant to the exercise of options issued to CITN Investment Inc., an affiliate of our CEO, in connection with the settlement of a loan that was in default.

     In addition, we have agreed to issue 2,700,000 shares to a shareholder who exercised his right to convert a note payable to common stock and 6,000,000 shares that would have been issued to our CEO when he exercised his right to exchange shares of a former subsidiary for CT Holdings' shares. Because we did not have sufficient authorized common stock to issue these shares, we have not yet issued them, though we will issue them following the reverse stock split if it is approved by our shareholders. None of these shares are entitled to vote at this Meeting because they are not yet issued and outstanding.

STOCK OPTIONS

     We have 2,750,000 stock option awards outstanding at January 8, 2007.

     The term of any stock option is set by the Board. Stock options become exercisable, in full or in installments, for shares of common stock at the time determined by the Board. The exercise price per share of stock options is determined by the Board at the time of grant, but must be equal to 100% of the fair market value of our common stock on the date of grant.

     The stock option agreements provide that in the event of a change of control of CT Holdings, unless otherwise determined by the Board prior to the change of control, and, to the extent expressly provided by the Board, in the event of a potential change of control, the following will occur:

     -- Any stock options that are not previously exercisable and vested will become fully exercisable and vested;

     -- The value of all outstanding stock options will, to the extent determined by the Board, be settled on the basis of the change of control price as of the date the change of control occurs.

                                   PROPOSAL 1

     AUTHORIZATION OF AN AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO COMBINE SHARES OF THE COMPANY'S COMMON STOCK TO EFFECT A ONE-FOR-SEVENTY REVERSE STOCK SPLIT, WHICH IS TO BE EFFECTED IF FINALLY APPROVED BY THE BOARD ("SPLIT").

OVERVIEW

     You are being asked to vote upon an amendment to our certificate of incorporation which would authorize our board of directors to effect a reverse split of all outstanding shares of our common stock at an exchange ratio of one-for-seventy. The board would have the sole discretion to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect the reverse stock split, at any time before the first anniversary of the Special Meeting of Stockholders. The Board may also determine not to undertake the reverse stock split, even if approved by our stockholders.

     Our board of directors has approved and adopted the amendment to our certificate of incorporation to effect the proposed reverse stock split and declared the proposal to be advisable and has recommended that the proposed amendment be submitted to our stockholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE AMENDMENT.

REASONS FOR THE REVERSE STOCK SPLIT

     Our primary purpose in considering a reverse stock split is to reduce the amount of shares of our common stock outstanding to permit the issuance of 2,700,000 shares to Tom Oxley, a shareholder who exercised his right to convert a note payable to common stock, and 6,000,000 shares to our CEO, who exercised a right to exchange shares of a former subsidiary for CT Holdings' shares (the "Exchange Shares"), as well as to permit the exercise of the option to acquire 51% of our common stock issued to CITN Investment Inc. (an affiliate of our CEO) in connection with the Settlement Agreement entered into between CII and CT Holdings. The Settlement Agreement resulted in a potential change of control of the Company as previously disclosed, and the exercise of the option would result in a change of control.

     In addition, a reverse stock would facilitate a corporate transaction such as a merger or financing. We have not entered into any letter of intent or other arrangement related to any merger or financing but are actively pursuing such a transaction. Following a reverse split, the decision to enter into a transaction could be made by our CEO if CII exercises its option to acquire 51% of our fully diluted Common Stock, as our CEO would own more than a majority of our voting stock. We cannot assure you that we will be able to enter into any transactions regarding a corporate combination or financing. If we do not enter into any transactions, CT Holdings' Board of Directors will consider options available to CT Holdings, including whether to implement the proposed reverse split.

     The Board does not intend for this transaction to be the first step in a series or plans or proposals of a "going private transaction" within the meaning of Rule 13-3 of the Securities Exchange Act of 1934.

     As of January 8, 2007, the trading price of our common stock was $0.009 per share. In determining whether or not to implement the reverse stock split, the board would assess a variety of factors, including without limitation analysis of our capitalization and our strategic alternatives. We cannot assure you that a reverse split would lead to a sustained increase in the trading price of our common stock, or that we will be able to consummate any transactions.

     Other than as described above, we do not presently have any plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares of common stock for any purpose, including future acquisitions or financings.

THE REVERSE STOCK SPLIT MAY NOT RESULT IN AN INCREASE IN THE PER SHARE PRICE OF THE COMMON STOCK; THERE ARE OTHER RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT.

     The Board of Directors expects that a reverse stock split of the Common Stock will increase the market price of the Common Stock. However, the Company cannot be certain whether the reverse stock split would increase the trading price for the Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

       - the trading price per share of Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

       - the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks.

     The market price of the Common Stock would also be based on CT Holdings' performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT

     The immediate effect of a reverse split would be to reduce the number of shares of common stock outstanding, and we anticipate to increase the trading price of our common stock. However, the effect of a reverse stock split upon the market price for our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied, with some companies losing substantial market value after a reverse stock split. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Also, as stated above, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results, our financial condition, other factors related to our business and general market conditions.

     The following table reflects the number of shares of common stock that would be outstanding as a result of the proposed reverse stock split, and the approximate percentage reduction in the number of outstanding shares, based on 58,545,928 shares of common stock outstanding as of the record date (and excluding the effects of the issuances of the shares of stock described above), as well as the number of shares of common stock that would be available for issuance after each proposed reverse stock split:

PROPOSED REVERSE STOCK  APPROXIMATE SHARES OF COMMON                          APPROXIMATE SHARES OF
     SPLIT RATIO             STOCK OUTSTANDING        PERCENTAGE REDUCTIONS   COMMON STOCK AVAILABLE
----------------------  ----------------------------  ----------------------  ----------------------
       Current                   58,545,928                    0.0%                 1,454,072

       1 for 70                    836,371                     98.6%                59,163,629


     The effect of issuing the Oxley Shares and the Solomon Shares and reserving shares for the CII and CT Options is shown as follows:

                                                                                                          APPROXIMATE
                                                                                       SHARES RESERVED     SHARES OF
PROPOSED REVERSE       SHARES            OXLEY           SOLOMON      SHARES RESERVED     FOR STOCK      COMMON STOCK
STOCK SPLIT RATIO    OUTSTANDING        SHARES           SHARES       FOR CII OPTION       OPTIONS         AVAILABLE
-----------------  ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
     CURRENT         58,545,928        2,700,000        6,000,000       71,000,000        2,750,000          None

    1 FOR 70           836,371           38,572           85,715         1,014,286          39,286        57,985,824


     The resulting decrease in the number of shares of common stock outstanding could potentially impact the liquidity of our common stock on the Over the Counter Bulletin Board Market, especially in the case of larger block trades.

     Effects on Ownership by Individual Stockholders. If a reverse split is implemented, the number of shares of common stock held by each stockholder would be reduced by dividing the number of shares held immediately before the reverse split by 70, and then rounding up to the nearest whole share. No fractional shares will be issued as a result of the reverse split. In lieu of any fractional interest in a share to which each stockholder otherwise would be entitled as a result of the reverse split, the Company will issue to such stockholder one whole share of common stock, as described in further detail below. The reverse stock split by itself would affect our common stock uniformly and would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share, and to the extent that 8,700,000 additional pre-split shares will be issued to Mr. Oxley and Mr. Solomon after the reverse split, and to CII if it exercises its option to acquire up to 51% of our fully diluted shares of Common Stock (71,000,000 pre-split shares) when shares are available for issuance after the reverse split.

                                     DIRECT OWNERSHIP        BENEFICIAL       DIRECT OWNERSHIP        BENEFICIAL
                                    BEFORE THE REVERSE    OWNERSHIP BEFORE    AFTER THE REVERSE    OWNERSHIP AFTER
         STOCKHOLDER NAME                SPLIT (1)       THE REVERSE SPLIT          SPLIT         THE REVERSE SPLIT
----------------------------------  -------------------  ------------------  -------------------  ------------------
Steve Solomon                              19.3%             54.8% (2)            26.8% (3)            54.8% (2)
Lawrence Lacerte                            9.0%             43.3% (4)               9.0%              43.3% (4)
Thomas Oxley                                1.4%              5.8% (5)             5.8% (6)             5.8% (5)
CITN Investment Inc.                        0.0%             54.8% (7)               0.0%              54.8% (7)

(1) Shares held directly by the stockholder prior to the reverse stock split divided by 58,545,928 shares outstanding.

(2) Includes the 2,000,000 shares underlying fully vested stock options, the 6,000,000 Exchange Shares and 35,500,000 shares issuable to CII upon the exercise of an option by CII. Following the reverse stock split the number of shares issuable would be 28,572 for the vested stock options, 85,715 for the Exchange Shares and 507,143 for the CII options.

(3) Assumes the unissued 6,000,000 pre-reverse stock split Exchange Shares are issued to Mr. Solomon following the reverse stock split. Mr. Solomon waived his right to these shares until such time as the shares become authorized.

(4) Includes 35,500,000 shares issuable upon the exercise of an option by CITN Investment Inc. Following the reverse stock split the number of shares issuable would be 507,143.

(5) Includes 2,700,000 shares of common stock to be issued at such time as they become authorized. During the first quarter of 2003, Mr. Oxley converted a $600,000 note convertible note payable into 2,700,000 shares of common stock of the Company. Since the issuance of all 2,700,000 would cause the number of shares outstanding to exceed the authorized shares of 60,000,000, Mr. Oxley has waived his right to these shares until such time as the shares become authorized.

(6) Assumes 38,572 shares associated with the conversion of the note payable are issued following the reverse stock split.

(7) Consists of 71,000,000 shares of Common Stock that are issuable upon the exercise of and option by CII. Voting and investment power with respect to the shares, if acquired, are by Messrs. Solomon and Lacerte. Following the reverse stock split the number of shares issuable under this option would be 1,014,286.

     Effect on Options, Warrants and Other Securities. In addition, all outstanding options and other securities entitling their holders to purchase shares of our common stock will be adjusted, if required by the terms of these securities, for the reverse stock split. In particular, the conversion ratio for each CT Option would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the 1 for 70 exchange ratio of the reverse stock split. The CII Option will remain exercisable for the par value per share after the reverse stock split. None of the rights currently accruing to holders of our common stock, or options or other securities convertible into common stock, will be affected by the reverse stock split.

     Other Effects on Outstanding Shares. If the reverse stock split is implemented, the rights and preferences of the outstanding shares of common stock will remain the same after the reverse split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

     The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

     Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of the common stock under the Exchange Act.

     Effect on Authorized Shares of common stock. The reverse stock split, if implemented, would not change the number of authorized shares of common stock as designated by our certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

     Possible Anti-Takeover Effects. Under the proposed reverse stock split, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of our board of directors to issue authorized and unissued shares without further stockholder action. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting, for example, the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's certificate of incorporation or bylaws. As a result, management and the board might use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders. In addition, following the reverse split, if CII exercises its option to acquire 51% of our Common Stock, our CEO would be able to exercise control over any corporate transactions.

     Our current certificate of incorporation, bylaws, agreements, and Delaware law contain some additional anti-takeover provisions that may make more difficult or expensive or that may discourage a tender offer, change in control or takeover attempt that is opposed by our board of directors.

     These provisions of our certificate of incorporation and bylaws, Delaware law and other measures we may adopt could discourage potential acquisition proposals and could delay or prevent a change in control of CT Holdings, even though a majority of CT Holdings' stockholders may consider such proposals, if effected, desirable. These provisions could also make it more difficult for third parties to remove and replace the members of CT Holdings' board of directors. Moreover, these provisions could diminish the opportunities for stockholders to participate in some tender offers, including tender offers at prices above the then-current market value of the our shares of common stock, and may also inhibit increases in the trading price of the our shares that could result from takeover attempts or speculation.

     We have no current plans or proposals to adopt other provisions or enter into other arrangements that might have material anti-takeover consequences. We have granted the option to CII to acquire 51% of our outstanding shares of common stock in connection with the Settlement Agreement, which would result in a change of control if exercised, and (although we have no arrangement to do so now) we may enter into a merger or financing transaction following the reverse stock split, which would result in a change of control if consummated.


INTERESTS OF CERTAIN PERSONS IN CONNECTION WITH THE REVERSE SPLIT

     When considering the recommendation of our board of directors, you should be aware that Steven B. Solomon, our CEO, Thomas Oxley, a 5% stockholder, and CITN Investment Inc. (which is owned 50% by each of Mr. Solomon, our CEO, and Lawrence Lacerte, a 5% stockholder), have interests in the reverse stock split other than their interests as CT Holdings stockholders generally. These interests arise under some of our existing agreements which require us to issue additional shares of common stock to them that would be in excess of the amount of authorized shares of common stock that we currently have. After the reverse stock split, if it is approved by our stockholders, we will issue these additional shares and CII may exercise its options, which could result in a change of control. These interests may be different from, or in conflict with, your interests as a CT Holdings stockholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the reverse stock split.

     These interests include, for Mr. Solomon:

            - Mr. Solomon owns fully vested options to purchase 2,000,000 shares of Common Stock at an exercise price of $0.20 per share, which if exercised, could not be issued due to an insufficient number of available authorized shares. Following the reverse split, Mr. Solomon would own fully vested options to purchase 28,571 shares of Common Stock at an exercise price of $14.00 per share.

            - Mr. Solomon has the right to 6,000,000 shares of CT Holdings Common Stock that were issuable in February 2004 when Mr. Solomon exercised his right to exchange 5,000,000 (pre 1:1,000 reverse stock split) shares of Parago common stock. Since the issuance of all 6,000,000 shares would have caused the number of shares outstanding to exceed our authorized shares of 60,000,000, Mr. Solomon waived his right to these shares until such time as the shares become authorized. Following the reverse split, Mr. Solomon would be entitled to receive 85,714 shares of our Common Stock as a result of this transaction.

     These interests also include, for CITN Investment Inc. (which is owned 50% by each of Mr. Solomon, our CEO, and Lawrence Lacerte, a 5% stockholder):

       - CITN Investment owns fully vested options to purchase 51% of the shares of Common Stock (approximately 71,000,000 pre-split shares) at an exercise price equal to the par value of the shares. This option was granted in connection with the settlement of a demand note that was in default, and the option expires on the earlier of (a) 60 days after the approval of the reverse split or an increase in our authorized capital that would permit the exercise of the option or (b) May 18, 2011. Voting and investment power with respect to the shares, if acquired, are held by Messrs. Solomon and Lacerte. Following the reverse split, CII would own an option to purchase 51% of the fully diluted shares of our Common Stock (approximately 1,014,285 shares) at an exercise price equal to the par value per share.

     These interests also include, for Mr. Oxley, a 5% stockholder:

       - We have agreed to issue 2,700,000 shares of Common Stock at such time as they become authorized or additional capital stock is available, whether by means of an increase to our authorized common stock or by the reverse stock split. During the first quarter of 2003, Mr. Oxley converted a $600,000 note convertible note payable into 2,700,000 shares of Common Stock of the Company. Since the issuance of all 2,700,000 would have caused the number of shares outstanding to exceed our authorized number of shares (60,000,000), Mr. Oxley had waived his right to these shares until such time as the shares were available. Following the reverse split, Mr. Oxley would be entitled to receive 38,571 shares of our Common Stock as a result of this transaction.


PROCEDURE FOR EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK
CERTIFICATES

     If our stockholders approve the proposed amendment to our certificate of incorporation, the board of directors may elect whether or not to declare a reverse stock split, at any time before the first anniversary of this Special Meeting of Stockholders. The reverse stock split would be implemented by filing the amendment to our certificate of incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date of the filing.

     As of the effective date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the one-for-seventy reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the effective date until they surrender their old stock certificates for exchange. All options and other securities would also be automatically adjusted on the effective date.

     Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into our common stock will be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the one-for-seventy reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the one-for-seventy exchange ratio of the reverse stock split, rounded up to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

FRACTIONAL SHARES

     We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded up to the nearest whole share. Stockholders who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by 70 would instead receive one additional whole share at no additional cost upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The number of shares to be issued in connection with rounding up such fractional interests is not expected by management of the Company to be material.

ACCOUNTING CONSEQUENCES

     The par value of our common stock would remain unchanged at $0.01 per share after the reverse stock split and as a result, the reverse stock split will not affect the total amount of stockholders' deficit on our balance sheet. , because the par value of our common stock will remain unchanged, the common stock and additional paid-in capital components of total stockholders' equity will change by offsetting amounts, except for the issuance of the 8,700,000 shares on common stock to Mr. Solomon and Mr. Oxley. The effect of the issuance of the 8,700,000 shares of common stock would increase will the par value of common stock by $87,000, increase additional paid in capital by $513,000 and reduce common stock pending issuance by $600,000. Stockholders deficit per share computed as the aggregate stockholders' deficit reported divided by the common shares outstanding would be effected by the issuance of the 8,700,000 shares. The issuance of these shares would reduce stockholders deficit per share due to an increase in the number of reported shares outstanding. The per share net income or loss per share previously reported would not change with respect to the issuance of the 8,700,000 shares because these shares had been considered in the weighted average shares outstanding used to compute income or loss per share for periods previously reported.

     Except for the issuance of the shares discussed above, the reverse stock split would increase the previously reported net income or loss per share. Stockholders' deficit value per share of our common stock would be increased as a result of the reverse stock split because there will be fewer shares of our common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes would be adjusted according for the reverse stock split. The Company does not anticipate that any material accounting consequences would arise as a result of the reverse stock split.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

     No gain or loss should be recognized by a stockholder upon his or her exchange of shares pursuant to the reverse stock split (except in the case of the portion of whole shares attributable to the rounding up of fractional shares, as discussed herein). A stockholder's tax basis in the shares received as a result of the reverse split will be equal, in the aggregate, to his or her basis in the shares exchanged, increased by the income or gain attributable to the rounding up of fractional shares, as described herein. New shares attributable to the rounding up of fractional shares to the nearest whole number of shares will be treated for tax purposes as if the fractional shares constitute a disproportionate dividend distribution. Such stockholders generally should recognize ordinary income to the extent of earnings and profits of the company allocated to the portion of each whole share attributable to the rounding up process, and the remainder of the gain, if any, shall be treated as received from the exchange of property. The stockholder's holding period for the shares will include the period during which he or she held the pre-split shares surrendered in the reverse split. The portion of the shares received by a stockholder that are attributable to rounding up for fractional shares will have a holding period commencing on the effective date of the reverse split. The reverse split would constitute a reorganization within the meaning of
Section 368(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the reverse split.

     Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

RECOMMENDATION AND REQUIRED VOTE

     The affirmative vote of a majority of all outstanding shares of common stock entitled to vote at the meeting is required to approve the proposed amendment to our amended and restated certificate of incorporation to effect a reverse stock split at the proposed ratio.

     OUR BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF PROPOSAL 1.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     As of January 9, 2007, there were issued and outstanding approximately 58,545,928 shares of Common Stock as well as pending issuances of 8,700,000 shares of Common Stock. There is no other class of voting security of CT Holdings issued or outstanding. The following table sets forth the number of shares of Common Stock beneficially owned as of January 9, 2007, by (i) each person known to the Company to own more than 5% of the Common Stock, (ii) each director, (iii) each named executive officer and (iv) all directors, named executive officers and other executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date. Shares issuable upon exercise of options that are exercisable within 60 days after January 9, 2007 are included as beneficially owned by the option holder. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned and has an address of c/o CT Holdings, Two Lincoln Centre, 5420 LBJ Freeway, Suite 1600, Dallas, Texas 75240.


                                                                SHARES OF
                                                               COMMON STOCK
                                                     --------------------------------

                                                      NUMBER OF SHARES   APPROXIMATE
                                                     BENEFICIALLY OWNED   PERCENT OF
NAME AND ADDRESS                                                            CLASS
---------------------------------------------------  ------------------  ------------
Steven B. Solomon (1)                                        54,817,933         54.8%

Lawrence Lacerte (2)                                         40,750,000         43.3%
  5950 Sherry Lane
  Dallas, TX 75225

Thomas E. Oxley (3)                                           3,554,800          5.8%
  2727 South Ocean Blvd., #803
  Highland Beach, FL 33487

Chris A. Economou                                               724,400          1.2%
  150 North Federal Highway,
  Suite 210
  Fort Lauderdale, Florida 33301

Mark Rogers                                                     651,500          1.1%
  751 Laurel Street, #119
  San Carlos, CA  94070

Dr. Axel Sawallich                                              387,144            *
  Beatrixgasse 3
  1030 Vienna, Austria

CITN Investment Inc. (4)                                     71,000,000         54.8%

All officers and directors as a group (5 people)(5)          56,855,977         55.7%

-----------------------------------------------------
*    Less than 1%

(1) Includes 2,000,000 shares of Common Stock subject to fully vested options. Includes 6,000,000 shares of CT Holdings common stock that were issuable in February 2004 when Mr. Solomon exercised his right to exchange 5,000,000 (pre 1:1000 reverse stock split) shares of Parago common stock. Since the issuance of all 6,000,000 shares would cause the number of shares outstanding to exceed the authorized shares of 60,000,000, Mr. Solomon has waived his right to these shares until such time as the shares become authorized. Includes 71,000,000 shares of Common Stock that are issuable upon exercise by CII. Voting and investment power with respect to the shares, if acquired, are by Messrs. Steven
B. Solomon and Lawrence Lacerte.

(2) Includes 71,000,000 shares of Common Stock that are issuable upon exercise of options issued in connection with settlement of a demand note by CII. Voting and investment power with respect to the shares, if acquired, are by Messrs. Steven B. Solomon and Lawrence Lacerte.

(3) Includes 2,700,000 shares of common stock to be issued at such time as they become authorized. During the first quarter of 2003, Mr. Oxley converted a $600,000 note convertible note payable into 2,700,000 shares of common stock of the Company. Since the issuance of all 2,700,000 would cause the number of shares outstanding to exceed the authorized shares of 60,000,000, Mr. Oxley has waived his right to these shares until such time as the shares become authorized.

(4) Includes 71,000,000 shares of Common Stock that are issuable upon exercise of an option issued in connection with the settlement of a demand note by CII. Voting and investment power with respect to the shares, if acquired, are by Messrs. Steven B. Solomon and Lawrence Lacerte.

(5) Includes 2,000,000 shares issuable pursuant to presently exercisable options and 6,000,000 shares of CT Holdings Common Stock that were issuable in February 2004 when Mr. Solomon exercised his right to exchange 5,000,000 pre 1:1000 split shares of Parago common stock for shares of CT Holdings common stock. Mr. Solomon has elected not to receive the actual shares until such time as the shares become authorized. Includes 71,000,000 shares of Common Stock that are issuable upon exercise by CII. Voting and investment power with respect to the shares, if acquired, are by Messrs. Steven B. Solomon and Lawrence Lacerte.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2007 ANNUAL MEETING

     Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2007 Annual Meeting must be received by the Secretary of the Corporation by Febuary 1, 2007. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail-return receipt requested. Shareholders who intend to present a proposal at the 2007 Annual Meeting without including such proposal in the Corporation's proxy statement must provide the Secretary of the Corporation notice of such proposal no later than March 15, 2007. The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at Two Lincoln Centre, Suite 1600, 5420 LBJ Freeway, Dallas, Texas 75240, U.S.A. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

     PLEASE READ THIS ENTIRE DOCUMENT. As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with their best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

     Further information is available by request or can be accessed on the Internet. We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual and quarterly reports, proxy and/or information statements and other information with the SEC. Reports, proxy statements and other information we file can be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov, on our web site at
                                          ------------
www.CT-Holdings.com. A copy of any public filing is also available, at no
-------------------
charge, by contacting Steven B. Solomon at 214-520-9292.


                                        By Order of the Board of Directors


                                        /s/Steven B. Solomon

                                        Steven B. Solomon, Secretary
                                        Dallas, Texas
                                        January [__], 2007

                                    Exhibit A

                            CERTIFICATE OF AMENDMENT
             OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                          CT HOLDINGS ENTERPRISES, INC.

     CT Holdings Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     FIRST: That at a meeting of the Board of Directors of CT Holdings Enterprises, Inc., a resolution was duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended to effect a one (1) for seventy (70) reverse split of all of the Corporation's issued common stock, par value $0.01 per share (the "Common Stock"), whereby, automatically upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each seventy
(70) issued shares of Common Stock shall be changed into one (1) share of Common Stock, and, in that connection, to reduce the stated capital of the Corporation.

In order to effectuate the amendment set forth above:

     (a) All of the Corporation's issued Common Stock, having a par value of $0.01 per share, is hereby changed into new Common Stock, having a par value of $0.01 per share, on the basis of one (1) new share of Common Stock for each seventy (70) shares of Common Stock issued as of the date of filing of the Certificate of Amendment with the Secretary of State of the State of Delaware; provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change. Each stockholder who otherwise would be entitled to a fractional share as a result of such change shall have only a right to receive, in lieu thereof, a whole new share of Common Stock at no additional cost;

     (b) The Corporation's 60,000,000 authorized shares of Common Stock, having a par value of $0.01 per share, shall not be changed;

     (c) The Corporation's 1,000,000 authorized shares of preferred stock, having a par value of $0.01 per share, shall not be changed; and

     (d) The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Amendment which, as a result of the reverse split provided for herein, are no longer issued shares of Common Stock.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Steven B. Solomon its Chief Executive Officer and President, this
day of     , 2007.

CT Holdings Enterprises, Inc.


Steven B. Solomon
Chief Executive Officer and President

                                      PROXY

                          CT HOLDINGS ENTERPRISES, INC.
         SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 2, 2007
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Steven B. Solomon and Richard Connelly, and each of them, as proxies of the undersigned, with full power to appoint substitutes, and hereby authorizes them to represent and to vote all shares of stock of CT Holdings Enterprises, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card at the Special Meeting of Stockholders of CT Holdings Enterprises, Inc. (the "MEETING") to be held on February 2, 2007, at 9:00 a.m. local time, and at any adjournment or postponement thereof.

     WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR PROPOSAL 1, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14A-4(C) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                  PLEASE SIGN ON REVERSE SIDE AND MAIL PROMPTLY
                            IN THE ENCLOSED ENVELOPE

          SEE REVERSE SIDE                         SEE REVERSE SIDE

[X] Please mark votes as in this example.

THE BOARD RECOMMENDS A VOTE FOR ITEMS 1(A), 1(B), 1(C), AND 1(D).

1.    AUTHORIZATION OF AN AMENDMENT TO THE COMPANY'S        FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
      AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
      TO COMBINE EACH SEVENTY  (70) SHARES OF THE
      COMPANY'S COMMON STOCK INTO ONE (1) SHARE OF
      COMMON STOCK: THE BOARD RECOMMENDS A VOTE FOR
      ITEM 1.



AFTER YOU HAVE MARKED AND DATED THIS PROXY, PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD AND RETURN THIS CARD PROMPTLY IN THE ENCLOSED ENVELOPE. IF THE SHARES BEING VOTED ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, WHETHER AS JOINT TENANTS, AS COMMUNITY PROPERTY OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN. IF YOU ARE SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN OR IF YOU ARE SIGNING IN ANOTHER FIDUCIARY CAPACITY, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED PERSON. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Signature:                              Date:
           ---------------------------        ----------------------------------

Signature:                              Date:
           ---------------------------        ----------------------------------